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                                                                    EXHIBIT 23.4

[FORRESTER LOGO]


August 24, 2000


Aether Systems
11460 Cranridge Drive
Owings Mill, MD 21117

To Whom It May Concern:

Forrester Research, Inc. ("Forrester") consents to the inclusion of its name and to the references to the language set forth below in a prospectus to be filed by Aether Systems (together with the preliminary prospectus and the final prospectus to be circulated among prospective investors).

Forrester hereby consents to the following:

     "Forrester Research forecasts that business-to-business Internet commerce in the U.S. will increase from an estimated $406.2 billion in 2000 to $2.7 trillion in 2004."

     "Forrester Research forecasts that 7.1 million European business professionals and young adults will own Web-enabled smartphones using Wireless Application Protocal, or WAP, by the end of 2000 and that there will be 40 million Europeans generally using WAP smartphones by the end of 2001."

     "Forrester Research predicts that E-Business services - the fastest-growing area of outsourcing - will jump from about $20 billion this year to nearly $50 billion in 2002."

Forrester does not consent to be an expert under the Securities Act of 1933 and has not prepared or certified any part of the Registration Statement.

Very truly yours,

/s/ SUSAN WHITLY MAFFEI
Susan Whitly Maffei
Chief Financial Officer
Forrester Research, Inc.
400 Technology Square
Cambridge, MA 02138